EXHIBIT 10.35

MODIFICATION TO EMPLOYMENT AGREEMENTS

This modification agreement dated September 14, 2018 (the “Modification Agreement”), is by and between Accelerated Pharma, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), on the one hand, and Michael Fonstein, Randy S. Saluck, Ekaterina Nikolaevskaya and Dmitry Prudnikov, collectively, the “Executive Officers”), on the other hand, and relates to the employment agreements between the Company and the Executive Officers dated June 10, 2016. The Company and the Executive Officers are sometimes referred to individually, as a “Party”) and collectively, as the “Parties.”

WHEREAS, on June 10, 2016, the Company entered into Employment Agreements with each of the Executive Officers which: (i) provided for an “Effective Date,” as defined in the Employment Agreements, as the date of consummation of the Company’s Offering (the “2017 IPO”); and (ii) provided that the Executive Officers devote the substantial portion of their working time and energies to the business and affairs of the Company; and

WHEREAS, the Company was not successful in the consummation of the 2017 IPO and the Executive Officers did not, in fact, devote the substantial portion of their working time and energies to the business and affairs of the Company because the Company lacked the capital resources to actively pursue its business plan from January 1, 2017 to the present; and

WHEREAS, the Company and the each of the Executive Officers have agreed to enter into this Modification Agreement, which supersedes the Employment Agreements dated June 10, 2016 in their entirety.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements herein, and for other good and valuable consideration, the Parties hereby agree as follows:

1. Waiver of Compensation and Other Benefits. As a result of the facts that the Company was not successful in the consummation of the 2017 IPO and the Executive Officers did not, in fact, devote the substantial portion of their working time and energies to the business and affairs of the Company because the Company lacked the capital resources to actively pursue its business plan and pay the Executive Officers pursuant to the terms of their Employment Agreements. As a result of the foregoing, the Executive Officers have each agreed that from January 1, 2017 to the present, to: (i) forego, waive and forgive any and all payments, consideration, compensation and other benefits (collectively, the “Employment Benefits”) under their respective Employment Agreements from January 1, 2017 to the date first set forth above; and (ii) forever forgive any rights whatsoever to any Employment Benefits and any rights that exist or may exist to accruals to and for any Employment Benefits under their respective Employment Agreements.

2. New Employment Agreements.

(a) The Company has agreed with Michael Fonstein, Ekaterina Nikolaevskaya and Dmitry Prudnikov to enter into new employment agreements which shall provide for annual base salaries equal to 30% of the annual base salary provided in the Fonstein Employment Agreement and 35% of the annual base salaries provided in the Nikolaevskaya and Prudnikov Employment Agreements, with such other terms and conditions subject to negotiation between the Company and the three referenced Executive Officers (the “New Employment Agreements”), it being understood that Fonstein, Nikolaevskaya and Prudnikov shall devote the substantial portion of their working time and energies to the business and affairs of the Company.

(b) The New Employment Agreements will not become effective unless and until the Company successfully completes its planned unit offering of shares and warrants, as set forth in the draft Form S-1 that the Company intends to file with the SEC in September 2018 (the “2018 Registration Statement”).

(c) The Parties understand and agree that Randy S. Saluck has taken a full-time position with another, unrelated entity and will not continue to serve the Company in a full-time capacity or even any capacity and, as a result, the Company and Mr. Saluck intend to either negotiate a severance agreement or other form of engagement agreement at terms and conditions that have not yet been determined.

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3. Miscellaneous.

(a) Governing Law. This Agreement shall be construed and governed under and by the laws of the State of Connecticut, without regard to the conflicts of laws principles thereof.

(b) Entire Agreement; Amendments. This Modification Agreement sets forth the entire understanding of the Parties concerning the subject matter of this Modification Agreement, incorporates all prior negotiations and understandings between the Parties and supersedes in all respects the June 10, 2016 Employment Agreements. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Modification Agreement other than those set forth herein.

(c) Notices. For the purpose of this Modification Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered by hand or internationally recognized courier service addressed to the respective addresses set forth below in this Modification Agreement, or via facsimile or email transmission to the number or email address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Accelerated Pharma, Inc.

36 Church Lane

Westport, Connecticut 06880

Attention: Michael Fonstein, Chief Executive Officer

Email: mfonstein@apipharmaceuticals.com

If to the Executive Officers:

Michael Fonstein, PhD.

15W155 81st street

Burr Ridge, IL 60527

Email: mfonstein@apipharmaceuticals.com

Ekaterina Nikolaevskaya

1-17 Zvonarsky Lane, 107031

Moscow, Russia

Email: enikolaevskaya@apipharmaceuticals.com

Dmitry Prudnikov

Kivokolennyi Lane, 12, building 1, floor 6

101000, Moscow, Russia

Email: dprudnikov@apipharmaceuticals.com

Randy S. Saluck

10 Mortar Rock Road

Westport, Ct 06880

Email: rsaluck@apipharmaceuticals.com

(d) Prior Agreements. This Modification Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive Officers and the Company regarding the terms and conditions of the Executive Officers’ Employment Agreements with the Company and any and all rights and privileges of each Executive Officer thereunder, including any rights to payments or accruals under the June 10, 2016 Employment Agreements from January 1, 2017 to the present.

(e) Execution and Counterparts. This Modification Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Modification Agreement as of the day and year first above written.

ACCELERATED PHARMA, INC.

/s/: Michael Fonstein
Name:	Michael Fonstein
Title:	Chief Executive Officer

EXECUTIVE OFFICERS

/s/: Michael Fonstein
Name:	Michael Fonstein
Title:	Chief Executive Officer

/s/: Ekaterina Nikolaevskaya
Name:	Ekaterina Nikolaevskaya
Title:	Chief Operating Officer

/s/: Dmitry Prudnikov
Name:	Dmitry Prudnikov
Title:	Chief Medical Officer

/s/: Randy S. Saluck
Name:	Randy S. Saluck
Title:	Chief Strategic Officer

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